Exhibit 11.1

BRITANNIA BULK PLC

and its SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE

of

(i)

Britannia Bulk Plc

and its subsidiaries

CODE OF BUSINESS CONDUCT AND ETHICS

Approved

By

Board of Directors

BRITANNIA BULK PLC

and its SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

I.                                         INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) of Britannia Bulk Plc and its subsidiaries (collectively, the “Company”) covers a wide range of business practices and procedures. The Code represents both the code of ethics for the principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (the “Senior Financial Officers”) under Securities and Exchange Commission (the “SEC”) rules. The Code applies to all directors, officers, and employees. It does not cover every issue that may arise, but it sets out basic guidelines as no set of rules can cover every business situation. Every employee, officer and director of the Company must conduct himself or herself according to this Code and seek to avoid even the appearance of improper behaviour. The Code should also be provided to, and followed by, the Company’s agents and representatives, including consultants. If a law conflicts with a policy in this Code, each party should obey the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions, concerns, or are unsure about how to interpret this Code, you should ask your supervisor how to handle the situation.

II.                                     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Abiding with the law is the foundation on which this Company’s reputation is built. All directors, officers, and employees will obey the applicable laws, rules and regulations of Luxembourg, the United Kingdom and the United States and those other countries, states, counties, cities and jurisdictions in which the Company conducts its business and to which the Company and its directors, officers or employees are subject. The Code does not summarise all such laws, rules and regulations, but it is important to know enough about such local jurisdictions’ laws, rules and regulations in order to determine when to seek advice from your supervisor, manager or appropriate personnel.

III.                                 CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Further, you are not allowed to work for a competitor as a consultant or member of the Board of Directors. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear and/or obvious, so if you have a question you should consult with corporate management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section XVI of this Code, Reporting any Illegal or Unethical Behaviour.

IV.                                INSIDER TRADING

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for security trading purposes or for any other purpose except to conduct Company business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit, to “tip” others who might make an investment decision to buy or sell Britannia Bulk Plc securities, to disclose the inside information or to encourage another person to deal in the securities on the basis of this information is not only unethical but also illegal. If you are uncertain about whether you have material non-public information about the Company, you should consult a corporate officer who may refer you to the Company’s legal counsel before trading in the Company’s securities.

V.                                    MARKET ABUSE

Employees, officers and directors must observe the standard of behaviour reasonably expected of a person in their position.  Employees, officers and directors must not effect transactions which give a false or misleading impression or secure the price of the Company securities at an abnormal level or employ fictitious devices or any other form of deception to effect transactions.  Employees, officers and directors must not disseminate inside information by any means which gives a false impression, including a false impression as to the price or value of the Company securities, or which would be regarded by a regular user of the market as behaviour that would distort the market in the Company securities.

VI.                                RECORD-KEEPING AND QUESTIONABLE ACCOUNTING OR AUDITING MATTERS

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Financial information should be recorded promptly and accurately to ensure timely and accurate reporting of financial information. The Company seeks to have every business record accurate, complete and reliable. Directors, officers, and employees are responsible to report to the Company any concerns regarding questionable accounting or auditing matters that come to their attention. Senior accounting personnel and, where applicable, all other directors, officers and employees should take such actions as are necessary to ensure that in all material respects the Company’s books and records contain no false or misleading entries, the Company’s business transactions are properly authorised and recorded completely and accurately in accordance with generally accepted accounting principles (“GAAP”), the documents the Company files with the SEC, or makes available to the public, contain full, fair, accurate, timely and understandable disclosures relating to the Company.

VII.                            CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

VIII.                        CONFIDENTIALITY

Directors, officers, and employees are expected to maintain the confidentiality of information entrusted to them by the Company, its suppliers, or customers, except when disclosure is either expressly authorised by the Company or required by law. Confidential information includes, but is not limited to, non-public information that might be of use to competitors, or be harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends. Directors, officers and employees retain the duty to keep Company information confidential after termination of employment or other relationship with the Company. Each employee, officer and director hereby covenants to abide by this provision regardless of whether such person is employed by or affiliated with the Company. The Company will pursue all legal remedies available at law or in equity to prevent any former employee, officer or director from using Company confidential information.

IX.                                COMPETITION AND FAIR DEALING

The Company will compete fairly and honestly and gain competitive advantages through superior performance, not unethical or illegal business practices. Directors, officers, and employees should respect the rights of, and deal fairly with, the Company’s customers, suppliers, competitors, and employees. Directors, officers, and employees are expected to avoid taking unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts or other unfair practices.

X.                                    PROTECTION AND PROPER USE OF COMPANY ASSETS

Directors, officers, and employees are expected to protect the Company’s assets and ensure their efficient use. Company assets should be used for legitimate business purposes only, however, incidental personal use may be permitted. Theft, fraud, waste and misuse of Company assets have a direct impact on the Company’s profits.

Suspected instances of fraud or theft should be reported immediately for investigation to your supervisor or other corporate officer.

XI.                                DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial, ethnic or gender characteristics, as well as unwelcome sexual advances.

XII.                            HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety, health rules and practices, as well as reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behaviour are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

XIII.                        PAYMENTS TO GOVERNMENT PERSONNEL

United Kingdom (“U.K.”) anti-corruption legislation prohibits, directly or indirectly, corruptly soliciting, receiving or agreeing to receive anything of value, or the promise of such, where it is an inducement to a member, servant or officer of a public body to do something or to forbear from doing something in a matter that is actual or proposed.  Such prohibition extends to the bribery of foreign officials by a company incorporated in the U.K. or by a U.K. national.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel.

The promise, offer or delivery to an official or employee of the U.S. government or to a U.K. public official of a gift, favour or other gratuity in violation of their respective rules would not only violate Company policy but could also be a criminal offence. U.S. State and U.S. local governments, as well as foreign governments, may have similar rules. The Company’s legal counsel can provide guidance to you in this area.

XIV.                       COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. The principles set forth below, should be followed by all parties subject hereto in connection with complying with the Code:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision making process. Remember that it is your supervisor’s responsibility to help solve problems.

•

Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with corporate management, or if that also is not appropriate, call a member of the Company’s Audit Committee.

•

You may report an ethical violation in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

XV.                           FINANCIAL AND ACCOUNTING OFFICERS AND MANAGERS

The Company’s Senior Financial Officers, as well as Company Financial and Accounting staff will exhibit and promote the highest standards of honest and ethical conduct to the best of their knowledge and abilities by:

•	Conducting their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their personal and professional relationships.

•	Refraining from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company.

•

Communicating to executive management of the Company and to accountants engaged in financial audits of the Company, all relevant unfavourable as well as favourable information and professional judgments or opinions.

•

Encouraging open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

•	Ensuring that all relevant staff members understand the Company’s open communication and full disclosure standards and processes.

•	Refraining from disclosing confidential information acquired in the course of their work except where authorised, unless legally obligated to do so.

•

Informing subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitoring, as needed, to ensure that subordinates maintain that confidentiality.

•	Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

•

Establishing appropriate systems and procedures to ensure that business transactions are recorded on the Company books in accordance with GAAP, established Company policy, and appropriate regulatory pronouncements and guidelines.

•	Establishing appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.

•

Establishing and administering financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of the Company.

•

Completely disclosing all relevant information reasonably expected to be needed by the Company’s regulatory agencies, external auditors and compliance officer for the full, complete, and successful discharge of their duties and responsibilities.

XVI.                       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOUR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed or perceived illegal or unethical behaviour and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

XVII.                   NO RETALIATION

Any retaliation for reports of misconduct by others, made in good faith by a director, officer, or employee, will not be tolerated. Any director, officer, or employee who engages in retaliation is subject to discipline, up to and including discharge from the Company and where appropriate, civil liability and/or criminal prosecution.

XVIII.               DISCIPLINE

The Company expects directors, officers and employees to adhere to this Code in carrying out their duties or responsibilities for the Company. Those who violate the policies in this Code will be subject to disciplinary action, up to and including discharge from the Company, and where appropriate, civil liability and/or criminal prosecution. If you are in a situation that you believe may violate the Code, you should follow the policies in Section XVI of this Code, Reporting any Illegal or Unethical Behaviour.

XIX.                       WAIVERS OR CHANGES OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers, directors, employees or consultants may be made only by the Board of Directors, and such waiver, and the reasons therefore, shall be promptly disclosed to shareholders and others as required by law, other regulations, or stock exchange regulation, as applicable.

XX.                           ADMINISTRATION

The Board of Directors will help ensure this Code is properly administered. The Board of Directors or a committee of the Board of Directors will be responsible for the annual review of the procedures in place to implement this Code. Any changes to this Code require approval by the Board of Directors and will be promptly disclosed as required by law or regulation. All officers and supervisors are responsible for reviewing this Code with their employees and ensuring that they have signed the attached certification. Officers and Supervisors of the Company also have a duty to help ensure compliance with this Code through the review of practices and procedures in place to facilitate compliance with this Code.

Appendix

CERTIFICATION

I hereby acknowledge that I have read the Code of Business Conduct and Ethics for Britannia Bulk Plc and its subsidiaries, have become familiar with its contents and will comply with its terms. Any violations of which I am aware are noted below:

Name (please print)

Signature

Date

Please describe any violations, exceptions or comments below: